Harbor Custom Development, Inc. Reports 2021 Fourth Quarter and Full Year Results and
Provides Full Year 2022 Outlook

Continued Strength in Buyer Demand Drives Full Year Sales Increase of 43.6%

Gig Harbor, Washington – (GLOBENEWSWIRE) – March 24, 2022 – Harbor Custom Development, Inc. (“Harbor,” “Harbor Custom Homes®,” or the “Company”), (NASDAQ: HCDI; HCDIP; HCDIW, HCDIZ), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced its financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Financial Highlights Compared to Fourth Quarter 2020
•Consolidated net sales of $26.3 million compared to $24.3 million
•Gross profit of $10.9 million compared to $0.4 million
•Gross margin of 41.2% compared to 1.5%
•Net income of $5.6 million, or $0.26 basic earnings per share (EPS), compared to a net loss of $(1.9) million, or $(0.34) loss per share
•EBITDA of $8.0 million compared to $1.3 million
•Adjusted EBITDA of $8.3 million compared to $1.4 million

Full Year 2021 Financial Highlights Compared to Full Year 2020
•Consolidated net sales of $72.4 million compared to $50.4 million
•Gross profit of $21.9 million compared to $2.0 million
•Gross margin of 30.3% compared to 4.0%
•Net income of $8.9 million, or $0.43 basic EPS, compared to a net loss of $(3.8) million, or $(0.84) loss per share
•EBITDA of $14.2 million compared to $0.6 million
•Adjusted EBITDA of $14.9 million compared to $0.8 million
•Unrestricted Cash of $25.6 million compared to $2.4 million
•Real Estate assets of $122.1 million compared to $20.4 million

Full Year 2022 Outlook Estimate
•2022 revenue expectations remain at approximately $160 million
•2022 Adjusted EBITDA of approximately $20 million

Harbor Custom Development’s President and CEO, Sterling Griffin stated, “We are extremely pleased with our team’s performance during the fourth quarter and full year 2021. The value of our unique and flexible business model was on full display during the year, and this enabled us to achieve top line growth of 43.6% on a year-over-year basis, while maintaining some of the highest margins in the industry. The $8.9 million of net income in our first full year as a public company along with $14.9 million of Adjusted EBITDA were significant steps forward in validating our distinct business plan that is focused on monetizing our real estate assets at the most opportune time during the development cycle. The flexibility provided in our approach is unique to the industry and we believe will continue to lead to increased shareholder value. Our strong cash position and significant investment in real estate assets have positioned us for a substantial year in 2022 with expected continued financial growth in the years ahead.”

Results for the Fourth Quarter 2021

Net sales for the fourth quarter 2021 increased by 8.3% to $26.3 million, compared to net sales of $24.3 million for the fourth quarter 2020. This increase was largely due to increases in sales of developed lots of $6.5 million, fee build of $2.6 million, and entitled land sales of $0.9 million, offset by a decrease in home sales of $7.9 million.

Gross profit for the fourth quarter 2021 increased to $10.9 million compared to $0.4 million for the fourth quarter 2020. Gross margin for the fourth quarter 2021 improved to 41.2%, compared to 1.5% for the fourth quarter 2020. The increase in gross margin was primarily due to the sale of entitled land with a margin of 72.6% and the sale of developed lots with a 49.3% margin.

Operating expenses for the fourth quarter 2021 were $3.5 million compared to $1.7 million for the fourth quarter 2020. This expected increase in operating expenses is primarily attributable to increases associated with the continued investment in our public company infrastructure and personnel to support our future growth plans, insurance expense, investor relations, marketing, professional fees, loan commitment fees, and depreciation expense.

For the fourth quarter 2021, net income was $5.6 million, or $0.26 basic EPS, compared to net loss of $(1.9) million, or $(0.34) loss per share, for the fourth quarter 2020.

EBITDA for the fourth quarter 2021 increased 510.9% to $8.0 million compared to EBITDA of $1.3 million for the fourth quarter 2020. Adjusted EBITDA, which excludes the impact of stock compensation and other non-recurring costs, for the fourth quarter of 2021 increased by 485.6% to $8.3 million compared to $1.4 million for the fourth quarter of 2020. For the fourth quarter of 2021, Adjusted EBITDA as a percentage of net sales was 31.5% compared to 5.8% for the fourth quarter of 2020.

Results for the Full Year Ended December 31, 2021

Net sales for the full year of 2021 increased by 43.6% to $72.4 million, compared to net sales of $50.4 million for the full year of 2020. This increase was largely due to increases in sales of entitled land of $20.6 million, sales of developed lots of $14.3 million, and fee build of $6.8 million, primarily offset by a decrease in home sales of $19.6 million.

Gross profit for the full year of 2021 increased to $21.9 million compared to $2.0 million for the full year of 2020. Gross margin for the full year of 2021 was 30.3% compared to 4.0% for the full year of 2020. The increase in gross margin was primarily due to the sale of entitled land with a margin of 43.3% and the sale of developed lots with a 40.8% margin.

Operating expenses for the full year of 2021 were $11.2 million compared to $5.5 million for the full year of 2020. This increase is primarily attributable to increases in the continued investment in public company infrastructure and personnel to support our future growth plans, insurance expense, investor relations, marketing, professional fees, depreciation expense, loan commitment fees, and stock compensation expense.

For the full year of 2021, net income was $8.9 million, or $0.43 basic EPS, compared to net loss of $(3.8) million, or $(0.84) loss per share, for the full year of 2020.

EBITDA for the full year 2021 increased 2,319.3% to $14.2 million compared to EBITDA of $0.6 million for the full year 2020. Adjusted EBITDA, which excludes the impact of stock compensation and other non-recurring costs, for the full year of 2021 increased by 1,880.3% to $14.9 million compared to $0.8 million for the full year of 2020. For the full year of 2021, Adjusted EBITDA as a percentage of net sales increased to 20.6% compared to 1.5% for the full year of 2020.

Unrestricted Cash at December 31, 2021 increased 969.4% to $25.6 million compared to $2.4 million as of December 31, 2020.

Real Estate assets at December 31, 2021 increased 499.6% to $122.1 million compared to $20.4 million as of December 31, 2020.

President and CEO, Sterling Griffin, continued, “Looking ahead, we believe that the strength in the residential and multi-family housing markets and underlying fundamentals will continue. The flexibility of our unique business model allows us to focus on maintaining a strong cash position while growing our market share and enhancing the long-term value for our shareholders.”

Full Year 2022 Outlook Estimate

Due to continued strength in the residential and multi-family housing markets and the momentum from our fourth quarter performance, we reiterate our previously announced 2022 revenue guidance of approximately $160 million. We anticipate generating approximately $20 million of Adjusted EBITDA in 2022.

Reconciliation of the forward-looking full year 2022 Adjusted EBITDA estimate to net income is not being provided as we do not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Our management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on our reported net income and reported effective tax rate because these items, which could be significant, are difficult to predict and highly variable.

Financial Results Conference Call Details

Harbor will host a conference call on Thursday, March 24, 2022, at 9:30 a.m. PT (12:30 p.m. ET) to elaborate on the fourth quarter results and the Company’s outlook. The public may access the conference call through a live audio webcast available at https://

investors.harborcustomhomes.com/events. Those who would like to submit written questions in advance, please email: IR@harborcustomdev.com. The conference call will be available by telephone at 1-877-407-0789 (for international callers, dial 1-201-689-8562), and refer to “Harbor” or conference ID: 13726916. A replay of the conference call will be available for two weeks at 1-844-512-2921 (for international callers, dial 1-412-317-6671) using the replay PIN: 13726916.

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington's Puget Sound region; Sacramento, California; Austin, Texas; and Punta Gorda, Florida. As a land developer and builder of apartments, condominiums, single-family homes, and luxury homes, Harbor Custom Development's business strategy is to acquire and develop land strategically based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on acquiring land with scenic views to develop and sell residential lots, new home communities, and multi-story condominium and apartment properties within a 20- to 60-minute commute of the nation's fastest-growing metro employment corridors. Harbor is leading the real estate industry as the first national land developer and home builder accepting payment in the form of cryptocurrency for its listed properties. For more information on Harbor Custom Development, Inc., please visit www.harborcustomdev.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to, but are not limited to, expectations of future operating results and financial performance, including GAAP and non-GAAP guidance for the year ending December 31, 2022, the calculation of certain of our key financial and operating metrics and expectations regarding sales of inventory, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate, “predict,” “target,” “project,” “intend,” “potential,” “would,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology that concerns our expectations, strategy, priorities, plans, or intentions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. These forward-looking statements are subject to various risks and uncertainties, including without limitation complications due to COVID-19 which could cause delays in dates of completion or closings, changes in the real estate industry such as increases in mortgage interest rates which could dampen residential home purchases, and those risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. This document includes statements of summarized financial projections. There will be differences between the projected and actual results because events and circumstances frequently do not occur as expected and those differences may be material. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Measures

This press release and the financial information contained herein include EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, (GAAP), and are therefore referred to as non-GAAP financial measures. We have provided definitions for these non-GAAP financial measures and tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, make operating and strategic decisions, and allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Investor Relations
Hanover International
IR@harborcustomdev.com 866-744-0974

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020

ASSETS
Cash	$25,629,200	$2,396,500
Restricted Cash	597,600	—
Accounts Receivable, net	1,113,500	78,200
Contract Assets, net	2,167,200	—
Notes Receivable	2,000,000	—
Prepaid Expense	2,778,100	1,658,000
Real Estate	122,136,100	20,370,300
Property, Plant and Equipment, net	9,199,700	8,176,000
Right of Use Assets	3,429,700	873,800
Deferred Tax Assets	649,000	—
Deferred Offering Costs	—	65,100
TOTAL ASSETS	$169,700,100	$33,617,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts Payable and Accrued Expenses	10,662,800	2,700,000
Dividends Payable	670,900	—
Deferred Revenue	44,800	896,300
Equipment Loans	5,268,500	5,595,500
Note Payable D&O Insurance	903,800	741,200
Note Payable PPP	—	19,300
Finance Leases	543,400	999,400
Construction Loans, net of Debt Discount of $4,432,800 and $502,400 respectively	34,957,100	9,590,100
Construction Loans - Related Parties, net of Debt Discount of $1,059,200 and $670,200 respectively	13,426,600	5,819,700
Right of Use Liabilities	3,484,400	841,700
TOTAL LIABILITIES	$69,962,300	$27,203,200

STOCKHOLDERS’ EQUITY
Preferred Stock, No Par 10,000,000 shares authorized and 4,016,955 issued and outstanding at December 31, 2021 and 0 issued and outstanding at December 31, 2020	$66,507,500	$—
Common Stock, No Par 50,000,000 shares authorized and 13,155,342 issued and outstanding at December 31, 2021 and 5,636,548 issued and outstanding at December 31, 2020	32,122,700	11,956,900
Additional Paid In Capital	752,700	234,800
Retained Earnings (Accumulated Deficit)	1,646,500	(4,487,100)
Total Stockholders’ Equity	101,029,400	7,704,600
Non-Controlling Interest	(1,291,600)	(1,289,900)
TOTAL STOCKHOLDERS’ EQUITY	99,737,800	6,414,700

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$169,700,100	$33,617,900

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020

Sales	$26,335,600	$24,319,700	$72,352,700	$50,397,000

Cost of Sales	15,481,100	23,945,700	50,419,400	48,393,800

Gross Profit	10,854,500	374,000	21,933,300	2,003,200

Operating Expenses	3,511,900	1,724,000	11,151,600	5,493,900

Operating Income (Loss)	7,342,600	(1,350,000)	10,781,700	(3,490,700)

Other Income (Expense)
Loss on Sale of Equipment	—	(239,800)	(35,900)	(267,700)
Forgiveness of Debt	—	562,300	10,000	562,300
Other Income (Expense)	3,500	(79,300)	117,200	(66,300)
Interest Income (Expense)	49,100	(128,700)	(249,300)	(382,900)
Total Other Income (Expense)	52,600	114,500	(158,000)	(154,600)

Income (Loss) Before Income Tax	7,395,200	(1,235,500)	10,623,700	(3,645,300)

Income Tax Expense	1,766,900	678,300	1,766,900	116,800

Net Income (Loss)	$5,628,300	$(1,913,800)	$8,856,800	$(3,762,100)

Net Loss Attributable to Non-controlling interests	—	(1,200)	(1,700)	(229,300)
Preferred Dividends	(1,953,400)	—	(2,724,900)	—

Net Income (Loss) Attributable to Common Stockholders	$3,674,900	$(1,912,600)	$6,133,600	$(3,532,800)

Earnings (Loss) Per Share - Basic	$0.26	$(0.34)	$0.43	$(0.84)
Earnings (Loss) Per Share - Diluted	$0.15	$(0.34)	$0.24	$(0.84)

Weighted Average Common Shares Outstanding - Basic	14,297,160	5,635,347	14,336,789	4,214,418
Weighted Average Common Shares Outstanding - Diluted	36,843,666	5,635,347	36,915,491	4,214,418

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2021	December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$8,856,800	$(3,762,100)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	1,084,200	619,800
Amortization of right of use assets	387,900	258,900
Forgiveness on PPP loan	(10,000)	(562,300)
Loss on sale of equipment	35,900	267,700
Stock compensation	499,900	115,700
Net change in assets and liabilities:
Accounts receivable	(1,035,300)	(66,400)
Contract assets	(2,167,200)	—
Prepaid expenses	290,300	(314,900)
Real estate	(98,527,500)	6,755,900
Deferred revenue	(851,500)	823,100
Deferred income tax	(649,000)	171,600
Note receivable	(2,000,000)	—
Payments on right of use liability	(301,100)	(273,800)
Accounts payable and accrued expenses	7,962,800	(1,015,400)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(86,423,800)	3,017,800

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(745,600)	(408,000)
Proceeds on the sale of equipment	69,500	987,200
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(676,100)	579,200

CASH FLOWS FROM FINANCING ACTIVITIES
Construction loans	53,366,600	21,722,100
Payments on construction loans	(24,069,200)	(21,277,300)
Financing fees construction loans	(5,574,900)	(1,048,700)
Construction loans related parties	19,789,600	19,758,300
Payments on construction loans related parties	(11,793,800)	(28,203,400)
Financing fees related party construction loans	(1,982,900)	(1,421,200)
Payments on financing leases	(356,900)	(564,400)
Proceeds from note payable PPP	—	582,800
Payments on PPP loan	(9,300)	(1,200)
Due to related party	—	(8,100)
Repayments on note payable D&O insurance	(1,247,700)	(484,300)
Net proceeds from issuance of common stock	25,101,000	10,789,000
Net proceeds from issuance of preferred stock	66,572,300	—
Dividends	(2,054,000)	—
Repurchase of common stock	(5,000,000)	—
Payments on equipment loans	(1,893,700)	(1,409,000)
Proceeds from exercise of stock options	18,000	—
Deferred offering cost	65,100	(65,100)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	110,930,200	(1,630,500)

NET INCREASE IN CASH AND RESTRICTED CASH	23,830,300	1,966,500

CASH AT BEGINNING OF PERIOD	2,396,500	430,000

CASH AND RESTRICTED CASH AT END OF PERIOD	$26,226,800	$2,396,500

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020

Net Income (Loss)	$5,628,300	$(1,913,800)	$8,856,800	$(3,762,100)

Interest Expense - Cost of Sales	358,100	2,216,600	2,224,900	3,228,800
Interest Expense (Income) - Operating Expenses	(49,100)	128,700	249,300	382,900
Depreciation	300,600	200,500	1,084,200	619,800
Tax Expense	1,766,900	678,300	1,766,900	116,800
EBITDA	$8,004,800	$1,310,300	$14,182,100	$586,200

Stock compensation	83,800	104,700	499,900	115,700
Other non-recurring costs	197,100	—	207,500	50,000
Total Add backs	280,900	104,700	707,400	165,700
Adjusted EBITDA	$8,285,700	$1,415,000	$14,889,500	$751,900

EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation, and amortization.

Adjusted EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation, and amortization, equity-based compensation expense and other non-recurring costs, which are primarily related to the Chief Financial Officer transition, that are deemed to be transitional in nature or not related to our core operations.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of sales.